UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number: 001-32143

                            BlackRock Kelso Capital
             (Exact name of registrant as specified in its charter)

                    40 East 52nd Street, New York, NY 10022
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Common Shares of Beneficial Interest
            (Title of each class of securities covered by this Form)

                                      None
              (Titles of all other classes of securities for which
          a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)       _X_       Rule 12h-3(b)(1)(i)       ___
           Rule 12g-4(a)(1)(ii)      ___       Rule 12h-3(b)(1)(ii)      ___
           Rule 12g-4(a)(2)(i)       ___       Rule 12h-3(b)(2)(i)       ___
           Rule 12g-4(a)(2)(ii)      ___       Rule 12h-3(b)(2)(ii)      ___
                                               Rule 15d-6                ___

         Approximate number of holders of record as of the certification or notice date: 0

         Pursuant to the requirements of the Securities Exchange Act of 1934 BlackRock Kelso Capital has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   April 19, 2005                By:     /s/ Patrick Ford
        --------------                       -------------------------------
                                             Name:  Patrick Ford
                                             Title: Trustee